Exhibit (a)(5)(i)

Alliance One International, Inc. 8001 Aerial Center Parkway Post Office Box 2009 Morrisville, NC 27560-2009 USA NEWS RELEASE December 20, 2013	Tel: 919 379 4300 Fax: 919 379 4346 www.aointl.com	Contact: Joel L. Thomas (919) 379-4300

ALLIANCE ONE INTERNATIONAL, INC. COMMENCES TENDER OFFER

FOR ITS 5 1⁄2% CONVERTIBLE NOTES DUE 2014

(CUSIP NO. 018772AQ6)

MORRISVILLE, N.C. – (December 20, 2013) – Alliance One International, Inc. (NYSE:AOI) (“Alliance One” or the “Company”) today announced that it has commenced a cash tender offer (the “Tender Offer”) for any and all of its outstanding 5 1⁄2% Convertible Senior Subordinated Notes due 2014 (the “Convertible Notes”). The Tender Offer for the Convertible Notes is being made on the terms and subject to the conditions set forth in the Company’s Offer to Purchase dated December 20, 2013 (the “Offer to Purchase”). The Offer to Purchase and the related letter of transmittal more fully set forth the terms of the Tender Offer. Information relating to the Tender Offer is listed in the table below.

CUSIP No.	Title of Security	Principal Amount Outstanding	Tender Offer Consideration(1)
018772AQ6	5 1⁄2% Convertible Senior Subordinated Notes due 2014	$55,000,000	$1,020.00

(1)	Per $1,000 principal amount of Convertible Notes and excluding accrued and unpaid interest, which will be paid in addition to the Tender Offer Consideration.

The Company will pay accrued and unpaid interest on all Convertible Notes tendered and accepted for payment in the Tender Offer from the last interest payment date to, but not including, the date on which the Convertible Notes are purchased.

The Tender Offer will expire at midnight, New York City time, at the end of Tuesday, January 21, 2014, unless extended or earlier terminated as described in the Offer to Purchase (such date and time, as the same may be extended, the “Expiration Time”). Tendered Convertible Notes may be withdrawn by holders at any time prior to the Expiration Time, and withdrawn Convertible Notes may be re-tendered by a holder at any time prior to the Expiration Time.

The Company’s obligation to accept for purchase and to pay for Convertible Notes validly tendered and not validly withdrawn pursuant to the Tender Offer is subject to the satisfaction or waiver, in the Company’s discretion, of certain general conditions, which are more fully described in the Offer to Purchase. The Company may in its sole discretion waive or modify any conditions to, or terminate or extend, the Tender Offer.

Questions and Requests for Documents

The Company has retained Deutsche Bank Securities Inc. to serve as the dealer manager for the Tender Offer. Questions regarding the Tender Offer may be directed to Deutsche Bank Securities Inc. at (212) 250-7527 (collect) or at (855) 287-1922. Requests for documents may be directed to DF King & Co., Inc., the information agent for the Tender Offer, at (212) 269-5550 (collect) or at (800) 423-2107 (toll-free). The Tender Offer documents are also available online without charge on the website of the Securities and Exchange Commission at www.sec.gov.

This press release is for informational purposes only and is not an offer to purchase, or a solicitation of an offer to purchase, or a call for redemption of, any securities. The Tender Offer is being made solely pursuant to the Offer to Purchase and the related letter of transmittal, which set forth the complete terms of the Tender Offer.

Forward Looking Statements

This press release contains forward-looking statements. Actual results may differ materially from those reflected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained under the heading of “Risk Factors” listed from time to time in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended March 31, 2013, filed on June 17, 2013.

About Alliance One

Alliance One International, Inc. is a leading independent leaf tobacco merchant serving the world’s cigarette manufacturers.

2